Exhibit 10.3

April 10, 2019

BY EMAIL AND BY FEDEX

Qingming Yang

[***]

Dear Qingming:

This letter agreement (the “Agreement”) confirms our agreement relating to your separation from employment with Approach Resources Inc. (the “Company”).

1.Separation Date:  Your employment with the Company shall end by your voluntary resignation effective as of the close of business on the date this Agreement is signed by you as set forth beneath your signature below (the “Separation Date”).  Such resignation shall constitute a “Termination Without Good Reason” of the Amended and Restated Employment Agreement between you and the Company dated January 24, 2011, and any amendments thereto (the “Employment Agreement”) under Section 7(c) of the Employment Agreement.  The Company has agreed to waive the 120-day notice period for a Termination Without Good Reason under Section 6(f) of the Employment Agreement.  Any position you hold as an officer, manager, agent or in any other capacity of the Company or any of its affiliates (the “Affiliates”), or as a trustee or fiduciary of any employee benefit plans covering employees or other service providers of the Company or any of its Affiliates, shall also end by your voluntary resignation effective as of the Separation Date.  Simultaneously with your signing of this Agreement you will sign a letter effectuating such voluntary resignations in the form attached hereto as Exhibit A.  You further agree to sign such other documents as the Company may reasonably request to effect such voluntary resignations.  As used in this Agreement, “Affiliates” of the Company shall include, without limitation, Approach Oil & Gas Inc., Approach Operating, LLC, Approach Delaware, LLC, Approach Resources I, LP, Approach Services, LLC and Approach Midstream Holdings, LLC, and each of their respective predecessors, successors, parents, subsidiaries, divisions and other affiliated companies.  On and after the Separation Date, you shall no longer enter or have access to the Company’s offices or facilities, except to the extent requested by the Board or the Company in order to perform your obligation to cooperate under Section 11 of this Agreement, or to perform the consulting services pursuant to the Consulting Agreement described in Section 4 of this Agreement.

2.Accrued Obligations; Bonuses; Severance Payments and Benefits:

a.As a result of your Termination of the Employment Agreement under Section 7(c) of the Employment Agreement Without Good Reason, the Company shall pay you all payments and benefits defined as “Accrued Obligations” under the Section 7 of the Employment Agreement, including all base salary earned prior to the Separation Date, all benefits to which you have a vested entitlement as of the Separation Date, a payment for earned but unused vacation, and a payment for all approved but unreimbursed business expenses (following submission of an expense report in accordance with Company policy).  The Company shall pay you for all Accrued Obligations after the Separation Date on the regularly scheduled payroll cycle in accordance with its customary payroll practices, and the Accrued Obligations shall be less all payroll deductions required by law.  You represent, acknowledge and agree that (i) as of December 31, 2018, you have twenty (20) days of earned but unused vacation and as of the Separation Date you have no unreimbursed business expenses and (ii) all equity-based awards and cash-settled awards to which you have a vested entitlement have been settled in full and no further payment is due on any such awards.  You further acknowledge and agree that your accrual for vacation for 2019 shall be prorated for the period from January 1, 2019, through the Separation Date.  The Company acknowledges and agrees that following the Separation Date, you will continue to be covered (for the period you were employed by the Company as an officer of the Company) by the Company’s Directors and Officers liability insurance (or any (i) renewal, extension or extended reporting period thereof or (ii) replacement coverage applicable to the period you were employed by the Company as an officer of the Company as provided to the Company’s officers upon any change of control of the Company or business combination transaction involving the Company), subject in each case to the terms thereof as applicable to the coverage provided thereunder to officers.

b.You acknowledge and agree that the Company’s payments to you for the Accrued Obligations as provided in Section 2(a) of this Agreement immediately above are in complete satisfaction of any and all compensation or benefits due to you from the Company, whether for services provided to the Company or otherwise, and no further compensation or benefits are owed to you in connection with your employment by the Company or any of its Affiliates or any position as an officer of the Company or any of its Affiliates or as a trustee or fiduciary of any employee benefit plans covering employees or other service providers of the Company or any of its Affiliates or the termination of your employment with the Company or resignation or termination of any such positions, whether pursuant to the Employment Agreement or otherwise.  You further acknowledge and agree that the Company shall have no obligation to pay any bonuses or severance benefits to you under the Employment Agreement or under any policy, practice or arrangement of the Company.  Accordingly, as of the Separation Date, you hereby (i) forfeit and waive any and all rights to outstanding, unvested equity incentive awards, future incentive awards, and any incentive cash payments pursuant to the Employment Agreement and any award agreement between you and the Company, and all outstanding award agreements with respect to such equity incentive awards shall be deemed terminated hereby and such equity and cash-based incentive awards are hereby forfeited and (ii)  acknowledge and agree that you are and shall not be entitled to, and forfeit and waive, any and all rights to any Change in Control benefits or payments pursuant to Sections 8(b) or 8(c) of the Employment Agreement.

3.Termination of Benefit Plan Participation:  Your participation, and if applicable, your dependent(s)’ coverage, under all employee benefit plans sponsored by the Company shall end as of the Separation Date, provided, however, that you shall receive separate notification from the Company regarding (a) your and your dependent(s)’ right to continue participation in any group health care benefit plan sponsored by the Company at your and/or your dependent(s)’ own expense under COBRA, and (b) your right to keep your vested benefits in the Company’s 401(k) plan, or to roll over your vested benefits in such plan.

4.Consulting Agreement:  Simultaneously with your signing this Agreement, you and the Company shall enter into the Consulting Agreement attached hereto as

Exhibit B (the “Consulting Agreement”) which shall be effective as of the Effective Date (as defined in Section 21 of this Agreement).  For avoidance of doubt, if you sign this Agreement, but subsequently revoke this Agreement prior to the expiration of the Revocation Period (as provided in Section 21 of this Agreement), the Consulting Agreement shall be null and void ab initio and the parties shall have no rights or obligations under such Consulting Agreement.

5.Release of Claims; Waiver of Future Employment:

a.In consideration of the terms of this Agreement, you agree to and do release (on behalf of yourself, your heirs and personal representatives) and forever discharge the Company, its Affiliates and (in their capacities as such) the current and former officers, directors and stockholders of the Company and its Affiliates, and each of their respective successors, assigns, agents and representatives (collectively, the “Released Parties”) from any and all claims, rights, demands, debts, obligations, losses, liens, agreements, contracts, covenants, actions, causes of action, suits, services, judgments, orders, counterclaims, controversies, setoffs, affirmative defenses, third party actions, damages, penalties, costs, expenses, attorneys’ fees, liabilities and indemnities of any kind or nature whatsoever, direct or indirect (collectively, the “Claims”), whether asserted, unasserted, absolute, fixed or contingent, known or unknown, suspected or unsuspected, accrued or unaccrued or otherwise, that you may have, related to your period of employment by the Company or otherwise, through the date on which this Agreement is executed, including any and all claims under your Employment Agreement or arising out of or relating to your employment by the Company or your resignation from or termination of such employment, including, but not limited to, wrongful discharge, breach of contract, tort, fraud, defamation and claims under the Civil Rights Acts, the Age Discrimination in Employment Act (“ADEA”), the Americans With Disabilities Act, the Employee Retirement Income Security Act, the Family and Medical Leave Act, the Texas Commission on Human Rights Act, Chapter 451 of the Texas Labor Code, the Texas Payday Law, and any other federal, state, or local or foreign laws, rules, or regulations relating to employment, discrimination in employment, termination of employment, wages, benefits, human rights, or otherwise (“Released Claims”).  You represent that you have not assigned any Released Claims to any third party.

b.The release of the Released Claims set forth in Section 5(a) above does not include your right to enforce the terms of this Agreement, your right to receive an award from a Government Agency under its whistleblower program for reporting in good faith a possible violation of law to such Government Agency, your right to coverage under the Company’s liability insurance policies, any recovery to which you may be entitled pursuant to applicable workers’ compensation and unemployment insurance laws, your right to challenge the validity of your waiver and release of ADEA claims, or any right where a waiver is expressly prohibited by law.  For purposes of this agreement, “Government Agency” means the Equal Employment Opportunity Commission, the National Labor Relations Board, the Occupational Safety and Health Administration, the U.S. Securities and Exchange Commission, the Financial Industry Regulatory Authority, or any other self-regulatory organization or any other federal, state, or local governmental agency or commission.

c.In consideration of the terms of this Agreement, you have agreed to and do waive any claims you may have for employment by, or membership on the board of directors of, the Company and/or its Affiliates.  You have further agreed in the future not to seek such employment or reemployment with, or appointment to the board of directors of, the Company and/or its Affiliates.

6.Protected Activities:  You acknowledge that neither this Agreement nor any other agreement or policy of the Company or its Affiliates shall be construed or applied in a manner which limits or interferes with your right, without notice to or authorization of the Company and/or its Affiliates, to communicate and cooperate in good faith with a Government Agency for the purpose of (i) reporting a possible violation of any U.S. federal, state, or local law or regulation, (ii) participating in any investigation or proceeding that may be conducted or managed by any Government Agency, including by providing documents or other information, or (iii) filing a charge or complaint with a Government Agency.  Additionally, you shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that is made (a) in confidence to a federal, state, or local government official, or to an attorney, solely for the purpose of reporting or investigating a suspected violation of law, (b) in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal; or (c) in court proceedings if you file a lawsuit for retaliation by an employer for reporting a suspected violation of law, or to your attorney in such lawsuit, provided that you must file any document containing the trade secret under seal, and you may not disclose the trade secret, except pursuant to court order.  The activities or disclosures described in this Section 6 shall be referred to in this Agreement as “Protected Activities.”  Notwithstanding the foregoing, under no circumstance will you be authorized to make any disclosures as to which the Company and/or its Affiliates may assert protections from disclosure under the attorney-client privilege or the attorney work product doctrine, without prior written consent of an authorized officer designated by the Company.

7.Covenant Not To Sue:  In consideration of the terms of this Agreement, you represent that you have not filed or permitted to be filed against the Released Parties any charges, complaints or lawsuits and you covenant and agree that you will not file or permit to be filed any lawsuits at any time after you sign this Agreement with respect to the subject matter of this Agreement and the Released Claims released pursuant to Section 5 of this Agreement, including without limitation any claims relating to the termination of your employment, provided, however, that this covenant not to sue shall not be construed or applied in a manner which limits or interferes with your right to engage in any Protected Activities.  While the release of claims set forth in Section 5 of this Agreement does not prevent you from in the future filing a charge or complaint with any Government Agency or from engaging in any other Protected Activities, you acknowledge and agree that if you file a charge or complaint with a Government Agency, or a Government Agency asserts a claim on your behalf, your release of claims and waiver of your right to seek reemployment or appointment to the board of directors set forth in Section 5 of this Agreement shall bar you from receiving monetary relief or reinstatement, except you do not waive: (a) your right to receive an award from a Government Agency under its whistleblower program for reporting in good faith a possible violation of law to such Government Agency, (b) any recovery to which you may be entitled pursuant to Texas’ workers’ compensation and unemployment insurance laws, and (c) any other right where a waiver is expressly prohibited by law.

8.Return of Property:  You agree to return to the Company upon your signing this Agreement all property and documents of the Company and/or its Affiliates in your possession, custody or control, including, without limitation, any company-owned or issued cell phone, computer, tablet, printer, keyboard, mouse, monitor, laminator, customer gifts, marketing materials, stationery, instructional and policy manuals, mailing lists, computer software, financial and accounting records, reports and files, portable media and devices (such as flash drives, external hard drives, CD’s, and DVD’s), and you further agree not to retain copies of any such documents of the Company and/or its Affiliates in any form, excluding publicly available documents and documents relating directly to your own compensation and employee benefits.  You also agree to not delete, restore to factory settings or otherwise remove any Company information from any company-owned or issued electronic devices, including but not limited to any cell phones, computers, or laptops.  To the extent you have possession or control of any electronic documents which contain any information relating to the business of the Company, you agree to identify such documents to the Company, to deliver an identical copy of any or all such documents to the Company, and to follow instructions regarding the permanent deletion of any or all such documents, or the preservation of any or all such documents for any potential use by the Company in the future.  You represent to the Company that you have not removed from the Company’s offices or facilities any property or documents of the Company and/or its Affiliates that have not been returned to the Company or its offices or facilities. You also agree that upon execution of this Agreement you will return to the Company all keys, key cards, access cards relating to the Company’s offices or facilities, corporate identification cards or badges and corporate credit cards, and that you shall not have access to the Company’s offices, facilities or electronic networks other than as expressly provided in the Consulting Agreement. You acknowledge and agree that all “Work Product” (as defined below) resulting from the performance of your services as an employee of the Company are the sole property of the Company and you hereby assign any and all rights in or to such Work Product to the Company.  “Work Product” shall mean all developments of any kind that relate to the Company’s business or assets  or confidential information and that you conceived, made, developed or acquired at any time during your employment by the Company and within the scope of your employment by the Company, including without limitation, any programs, trade secrets, discoveries, inventions, improvements, ideas, diagrams, processes or designs, classes, curriculum, custom courses and related training materials, whether or not reduced to writing, patented, copyrighted or trademarked.

9.Restrictive Covenants:  This Agreement does not amend, modify, waive, or affect in any way (i) the Company’s and/or its Affiliates’ rights or your duties, obligations, or restrictions under Section 14 and Section 15 of the Employment Agreement, and you acknowledge and agree that such restrictions shall survive and continue in full force and effect after the Separation Date.  You acknowledge and agree that you shall not be entitled to, and will not be paid, the “Discretionary Monthly Non-Compete Payments” described in Section 15(d) of the Employment Agreement, and, without affecting the enforceability of such restrictive covenants as in effect and construed under the Employment Agreement, the payment under Section 3(a) of the Consulting Agreement, and the goodwill and Confidential Information of which you are aware from your employment with the Company (as defined in the Employment Agreement), constitutes adequate consideration for these restrictive covenants.  You acknowledge and agree that the Post-Termination Non-Compete Term shall be for a period of six (6) months following the expiration of the Service Period (as defined in the Consulting

Agreement) provided that your obligations under Section 15(c) of the Employment Agreement (Non-Solicitation Obligations) shall be for a period of twelve (12) months following the expiration of the Service Period (as defined in the Consulting Agreement).  However, if you are employed or engaged by a third-party, you will not be deemed to be in violation of Section 15(c) of the Employment Agreement (Non-Solicitation Obligations) as a result of actions by or on behalf of such person provided such actions are not taken based on your recommendations or at your direction or request and you are not otherwise involved in the hiring process or decision as to hiring personnel for such third-party as related to any such activities directed at Company personnel. You further agree to maintain the terms of this Agreement confidential unless otherwise required by law; provided, however, that you may disclose the terms of this Agreement to your immediate family members living in the same house and to your attorneys, accountants, financial or tax advisors.  You may disclose this Agreement or Confidential Information (as defined in the Employment Agreement) to Government Agencies only to the extent such disclosure constitutes a Protected Activity as defined in Section 6 of this Agreement.

10.Non-Disparagement:  You agree that you will not, at any time, disparage, portray in a negative light or take any similar action which would be harmful to or lead to unfavorable publicity for the Company, any of its Affiliates or any of their respective current or former officers, directors, stockholders, employees, agents, consultants, contractors, owners, subsidiaries, divisions, parents or any of their respective affiliates, and their respective assets, operations, personnel or services, whether public or private.  Your non-disparagement obligation shall not be construed or applied to limit or interfere with your right to engage in any Protected Activities as defined in Section 6 of this Agreement.  If you reasonably believe that the Company or any of its Affiliates or any of their respective current or former officers, directors, stockholders, employees, agents, consultants, contractors or owners  has disparaged you or portrayed you in a negative light (the “Negative Remark”), you shall have the right to respond reasonably to such Negative Remark, provided, however, that prior to making such response, within ten (10) days of you becoming aware of the occurrence of the Negative Remark you shall (a) notify the Company of the specific words you believe to have been a Negative Remark, (b) give the Company an opportunity within ten (10) days of such notice to (i) issue a corrective statement, or (ii) agree with you to issue a joint statement which addresses the Negative Remark to the parties’ mutual satisfaction.

11.Cooperation:  Subject to reasonable notice and other demands on your time, you agree to fully cooperate with the Company, and its counsel, in connection with any investigation, complaint, charge, administrative proceeding or litigation, relating to any matter that commenced or occurred during your employment, or otherwise arising out of or pertaining to your employment, in which you have knowledge or have been identified as an individual with knowledge, including any investigation, complaint, charge, administrative proceeding or litigation, that is in any way related to your employment or employment relationship with the Company.  Such cooperation includes, but will not be limited to, (i) meeting with Company representatives and/or the Company’s counsel to disclose and discuss any facts that you may know, to respond truthfully to any inquiries that may arise with respect to matters in which you were involved or had knowledge of during your employment, and to furnish your honest and good faith advice, information, judgment and knowledge with respect to matters you were responsible for or involved in during your employment; (ii) preparing with Company counsel for any deposition, trial, hearing, or other proceeding; (iii) attending any deposition, trial, hearing or other proceeding to provide truthful testimony; and (iv) executing documents as the Company and its counsel may deem, in the judgment of its counsel, necessary.  To the extent allowed by law, you also acknowledge and agree that you will advise the Company promptly of your receipt of any inquiries, subpoenas, or requests regarding the Company or any of its Affiliates.  The Company shall reimburse you for reasonable expenses, such as travel, lodging and meal expenses, you incur pursuant to this Section 11 at the Company’s request, and consistent with the Company’s policies for reimbursement of expenses.  Your obligations to provide assistance and advice to the Company as required in this Section 11 of the Agreement shall not be construed or applied in a manner that limits or interferes with your rights to engage in Protected Activities as described in Section 6 of this Agreement.

12.Third Party Beneficiaries: You agree that the Affiliates of the Company shall be third party beneficiaries of your obligations under this Agreement that are applicable to such Affiliates.

13.Remedies:  You understand and agree that if you breach any representation made by you in Section 1 or Section 14  this Agreement or breach any obligations under Section 9, Section 10 or Section 11 of this Agreement, any obligations under Section 1 of  the Consulting Agreement, or any of your continuing obligations under Section 14 or Section 15 of the Employment Agreement, in addition to any other remedies at law or in equity available to the Company, including under Section 17(c) of the Employment Agreement, you shall repay to the Company all payments previously made to you under the Consulting Agreement.  You acknowledge and agree that your repayment of payments previously made to you under the Consulting Agreement shall be liquidated damages (“Liquidated Damages”) payable to the Company with respect to such breach of this Agreement, the Consulting Agreement or of any of your obligations under Sections 14 or Section 15 of the Employment Agreement.  The parties acknowledge and agree that the harm caused by any such breach would be impossible or very difficult to accurately estimate at the time of the breach and that the Liquidated Damages are a reasonable estimate of the anticipated or actual harm that might arise from any such breach.  You agree that the Liquidated Damages are not a penalty, but are instead a reasonable prediction of the minimum amount of actual damages the Company would sustain as a result of any such breach of this Agreement, the Consulting Agreement or any of your obligations under Section 14 or Section 15 of the Employment Agreement.  You also agree to indemnify the Company for all losses to the Company caused by any breach of Section 7 of this Agreement, including, without limitation, reimbursement by you for all its reasonable attorneys’ fees and costs incurred by it arising out of any such breach.  The remedies set forth in this Section 13 shall not apply to any challenge to the validity of the waiver and release of your rights under the ADEA.  If you challenge the validity of the waiver and release of your rights under the ADEA, then the Company’s right to attorneys’ fees and costs shall be governed by the provisions of the ADEA, so that the Company may recover such fees and costs if the lawsuit is brought by you in bad faith.  Any such action permitted to the Company by this Section 13, however, shall not be construed or applied in a manner which limits or interferes with your right to engage in Protected Activities, or with any of your obligations under this Agreement, including without limitation, the release of claims in Section 5 of this Agreement.  You further agree that nothing in this Agreement shall preclude the Company from recovering attorneys’ fees, costs or any other remedies specifically authorized under applicable law.

14.Your Representations Regarding the Compliance With Law:  By this Agreement, and based upon the actions and findings of the Company’s Audit Committee, you represent and acknowledge that (i) you have disclosed to the Company in writing any industrial illnesses or injuries you have suffered arising out of your employment with Company and (ii) you are not aware of any conduct involving the Company and its Affiliates (including any conduct by you) that you have any reason to believe may be unlawful, unethical or otherwise inappropriate, including any past or present violation, potential or actual, of the company’s code of conduct or of any law, illegal or improper conduct such as unlawful discrimination or harassment or conduct in violation of the Securities Act of 1933, the Securities Exchange Act of 1934, the Sarbanes-Oxley Act of 2002, the Dodd-Frank Wall Street Reform and Consumer Protection Act, the Foreign Corrupt Practices Act, the federal False Claims Act or any state false claims act.  Based upon the actions and findings of the Company’s Audit Committee, you represent and acknowledge that you are not aware of any matters for which you were responsible or that came to your attention as an employee of the Company, or any situations of which you otherwise have knowledge, that might give rise to, evidence or support any claim of illegal or improper conduct, regulatory violation, unlawful discrimination or harassment, retaliation, or other cause of action against the Company or its Affiliates, including any matter relating to possible qui tam actions or any matter in violation of the federal False Claims Act or any state false claims act.  You further represent and certify that to the best of your knowledge, information and belief, no member of management or any other employee (including you) has committed or caused any violation of those statutes, including by committing any fraud or engaging in any act, practice or course of conduct that operates or would operate as a fraud or deceit upon any person or entity.  You understand and agree that these representations are a material inducement for the Company to enter into this Agreement.  For the avoidance of doubt, your disclosures as required by this Section 14 shall not limit your ability to engage in Protected Activities as outlined in Section 6 of this Agreement.

15.No Admission of Wrongdoing:  Neither by offering to make nor by making this Agreement does either party admit any failure of performance, wrongdoing, or violation of law.

16.Entire Agreement; Amendments; Successors and Assigns:  This Agreement sets forth the entire understanding of the parties and supersedes any and all prior agreements, oral or written, relating to your employment by the Company or the termination of your employment, including, without limitation the Employment Agreement and all equity awards or arrangements you have with the Company.  Accordingly, as a result of your Termination Without Good Reason, the Employment Agreement is hereby terminated, provided, however, that the Consulting Agreement (from and after the Effective Date, subject to Section 4) and Sections 14, 15 and 17 of the Employment Agreement (subject to the time limitations in Section 9) shall continue in full force and effect after the Separation Date; provided, for clarity, Sections 12 and 13 of the Employment Agreement shall not apply with respect to any periods after the Separation Date (provided you do not revoke this Agreement prior to the Effective Date).  This Agreement may not be modified except by a writing, signed by you and by a duly authorized officer of the Company.  This Agreement shall be binding upon your heirs and personal representatives, and the successors and assigns of the Company.  You acknowledge that in entering into this Agreement, you are not relying upon any representation that is not specified in this Agreement or the Consulting Agreement, including without limitation any representations concerning future employment or additional payments.

17.Governing Law:  Jurisdiction and Venue:  This Agreement shall be governed by and construed in accordance with the laws of the State of Texas without regard to its choice of law rules.  Any action or proceeding by either you or the Company to enforce this Agreement shall be brought in any state or federal court in Tarrant County, Texas.  You and the Company hereby irrevocably submit to the exclusive jurisdiction of these courts and waive the defense of inconvenient forum to the maintenance of any action or proceeding in such venue.

18.Waiver of Jury Trial:  NOTWITHSTANDING ANY OTHER PROVISION IN THIS AGREEMENT, YOU AND THE COMPANY SHALL, AND HEREBY DO, IRREVOCABLY WAIVE THE RIGHT TO TRIAL BY JURY WITH RESPECT TO ANY DISPUTE. IN ADDITION, EMPLOYEE SHALL, AND HEREBY DOES, IRREVOCABLY WAIVE THE RIGHT TO PARTICIPATE IN ANY CLASS OR COLLECTIVE ACTION WITH RESPECT TO ANY DISPUTE.

19.Voluntary Agreement:  You acknowledge that before entering into this Agreement, you have had the opportunity to consult with any attorney or other advisor of your choice, and you are hereby advised to do so if you choose.  You further acknowledge that you have entered into this Agreement of your own free will, and that no promises or representations have been made to you by any person to induce you to enter into this Agreement other than the express terms set forth herein.  You further acknowledge that you have read this Agreement and understand all of its terms, including the waiver and release of claims set forth in Section 5 above.

20.Counterparts: This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same Agreement.  Counterparts may be delivered via facsimile, electronic mail (including PDF or any electronic signature complying with the U.S. federal ESIGN Act of 2000, e.g., www.docusign.com) or other transmission method, and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

21.Execution; Effective Date:  If the foregoing is acceptable to you, please print and sign a copy of this Agreement and return a PDF of the Agreement to me by email or an original hard copy of the Agreement by regular mail or FedEx.  You may take up to forty-five (45) days from today to consider, sign, and return this Agreement.  You acknowledge that at the commencement of the forty-five (45) day consideration period, you were provided with the following information set forth on Exhibit C hereto: (i) the class, unit, or group of individuals covered by the Employment Termination Program (the “Program”) as defined in Exhibit C; (ii) any eligibility factors for the Program; (iii) the time limits applicable to the Program, if any; and (iv) the job titles and ages of all individuals eligible or selected for the Program and the job titles and ages of all individuals in the same decisional unit who are not eligible or selected for the Program.  In addition, you may revoke the Agreement after signing it, but only by delivering a signed revocation notice to Approach Resources Inc., 6500 West Freeway, Suite 800, Fort Worth, Texas 76116, attention: General Counsel, jdazey@approachresources.com, facsimile

(817) 989-9001 within seven (7) days of your signing this Agreement (the “Revocation Period”).  This Agreement shall be effective on the eighth day after you sign and return it to Approach Resources Inc., 6500 West Freeway, Suite 800, Fort Worth, Texas 76116, attention: General Counsel, jdazey@approachresources.com, facsimile (817) 989-9001, provided that you have not revoked the Agreement (“Effective Date”).

Very truly yours,

Approach Resources Inc.

By:/s/ Josh Dazey

Name: Josh Dazey

Title: VP & General Counsel

ACCEPTED AND AGREED:

/s/ Qingming Yang

Qingming Yang

April 10, 2019

Date signed

Exhibit A

April __, 2019

Approach Resources

6500 West Freeway, Suite 800

Fort Worth, Texas 76116

To Board of Directors of Approach Resources Inc.,

I, Qingming Yang, do hereby resign from any and all positions that I hold as an officer, manager, agent or in any other capacity of Approach Resources Inc. (the “Company”) and each of its Affiliates, or as a trustee or fiduciary of any employee benefit plans covering employees or other service providers of the Company or any of its Affiliates, effective as of the date of this Letter. “Affiliates” of the Company shall mean Approach Oil & Gas Inc., Approach Operating, LLC, Approach Delaware, LLC, Approach Resources I, LP, Approach Services, LLC and Approach Midstream Holdings, LLC.

Very truly yours,

Qingming Yang

Exhibit B

CONSULTING AGREEMENT

THIS CONSULTING AGREEMENT (this “Agreement”) is executed as of April __, 2019, to be effective as of the Effective Date (defined below) by and between Approach Resources Inc., a Delaware corporation (the “Company”), and Qingming Yang (“Consultant”; Company and Consultant shall sometimes be referred to herein as “Party” and collectively as “Parties”).

WHEREAS, the Company and Consultant have entered into a letter agreement (the “Separation Agreement”) dated April __, 2019, and executed by Consultant on April __, 2019 (the “Execution Date”); and

WHEREAS, this Agreement will become effective on the eighth (8th) day after Execution Date, provided that Consultant does not revoke the Separation Agreement in accordance with Section 21 of the Separation Agreement during the seven-day period after the Execution Date (the “Effective Date”); and

WHEREAS, the Company desires to engage Consultant as of the Effective Date to provide certain services as described herein for the Company and its affiliates, and Consultant desires to provide such services;

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and promises in this Agreement, the Parties agree as follows:

1.Services.

(a)The Company hereby engages Consultant as of the Effective Date, and Consultant hereby agrees to serve, as an independent contractor, and not as an employee, to provide services to the Company similar to those as provided while formerly employed as President and Chief Operating Officer of the Company and to facilitate the transition of Consultant’s former duties as President and Chief Operating Officer to such employee(s) of the Company who assume such duties, in each case as requested by the Chief Executive Officer of the Company and/or Board of Directors of the Company (“Board”) from time to time (the “Services”), and Consultant hereby accepts such engagement.  The Consultant shall perform the Services within an area no greater than the distance from his principal home address (as in effect from time to time during the Service Period) to the Company’s headquarters located at 6500 West Freeway, Suite 800, Fort Worth, Texas (the “Geographic Area”) and will not be required to travel outside of the Geographic Area except as required to comply with Consultant’s duties to cooperate with the Company as referred to in Section 11 of the Separation Agreement.  Consultant shall perform Consultant’s duties, responsibilities and functions to the best of Consultant’s abilities in a faithful, diligent, trustworthy, businesslike and efficient manner.  During the Service Period (defined below), unless otherwise instructed by the Board, Consultant shall not hold himself out to third parties as having authority to speak on behalf of the Company or the Board.

(b)The Company shall provide Consultant with access to the Company’s offices and facilities as reasonably necessary to perform Services as requested by the Chief Executive Officer of the Company or the Board. Except as provided in the preceding sentence, Consultant shall not have access to the Company’s offices or facilities during the Service Period.

(c)All “Work Product” (as defined below) resulting from the performance of Consultant’s Services for the Company will be the sole property of the Company and Consultant hereby assigns any and all rights in or to such Work Product to the Company.  “Work Product” shall include all developments of any kind that relate to the Company’s business or confidential information and that Consultant conceives, makes, develops or acquires at any time during Consultant’s engagement by the Company and within the scope of his engagement by the Company, including without limitation, any programs, trade secrets, discoveries, inventions, improvements, ideas, diagrams, processes or designs, classes, curriculum, custom courses and related training materials, whether or not reduced to writing, patented, copyrighted or trademarked.  Consultant will disclose the Work Product to the Company; assign the Work Product to the Company where necessary; and cooperate with the Company as necessary for the Company to obtain patents, copyrights or other forms of protection for the Work Product.  Consultant acknowledges that no additional compensation will be due him with regard to any Work Product.

2.Independent Contractor Status; Authority.  Consultant and the Company agree that this Agreement does not create an employee/employer relationship.  It is expressly acknowledged that the intention of both Consultant and the Company is that Consultant will serve as an independent contractor, and not as the Company’s employee.  As such, pursuant to this Agreement, the Company will not provide coverage under, or allow Consultant to participate in, any retirement, profit sharing, medical and dental insurance, short-term disability, long-term disability, bonus, or any other employee benefit plan, or fringe benefit program, other than as provided pursuant to the terms of the Separation Agreement.  Consultant shall not have authority to commit or otherwise bind the Company or any of its subsidiaries and shall not undertake to do so or represent to the contrary to any person.

3.Service Fees; Expense Reimbursement.

(a)In consideration for the performance of the Services, Consultant will receive a one-time retainer of $966,000.00 (the “Retainer Payment”) within fifteen (15) business days after the Effective Date, provided, however, that the Retainer Payment shall be reduced by an amount equal to (i) $1271.00 multiplied by (ii) the number of days from (but excluding) April 8, 2019, to (and including) the Execution Date.  The Company shall have the right to withhold all taxes and other amounts required to be withheld from the Retainer Payment under this Section 3 under applicable law.

(b)The Company shall reimburse Consultant, in accordance with the policies and procedures of the Company and subject to provision by Consultant of documentation satisfactory to the Company, for all documented, reasonable and necessary business expenses which are incurred by Consultant with the prior consent of the Company while performing Consultant’s duties under this Agreement; provided that in no event shall the Company be required to reimburse any expenses for which reimbursement is not requested in accordance with the

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policies and procedures of the Company within thirty (30) days after Consultant incurs the underlying expense.

4.Service Period; Termination.

(a)The engagement shall last for a period commencing on Effective Date and terminating on the earliest of either (i) six (6) months following the Effective Date, (ii) Consultant’s death or disability, (iii) immediately upon written notice of termination delivered by the Company to Consultant or (iv) by mutual written agreement of the Parties (such period, the “Service Period”). Notwithstanding the foregoing, if Consultant revokes the Separation Agreement prior to the expiration of the Revocation Period (as defined in the Separation Agreement), this Agreement shall be null and void ab initio and the Parties shall have no rights or obligations under this Agreement.

(b)From and after the termination of the Service Period, neither Party shall have any further obligation to the other Party pursuant to this Agreement except that the Company shall reimburse Consultant any reimbursable expenses properly incurred by Consultant prior to the date of such termination in accordance with Section 3(b) and Consultant shall continue to be subject to the Separation Agreement.  The foregoing is not intended to limit the Parties’ rights and obligations under the Separation Agreement.

5.Taxes.  Consultant acknowledges and agrees that Consultant shall be exclusively liable and solely responsible for the payment of all income, sales and use taxes that may be payable by Consultant as a result of any payments to Consultant hereunder and the filing of required returns relating thereto.  Consultant further acknowledges and agrees that, during and after the Consultant’s termination of service with the Company, Consultant will indemnify, defend and hold the Company harmless from all taxes, interest, penalties, fees, damages, liabilities, obligations, losses and expenses arising from a failure or alleged failure to make the required reports and payments for income taxes.

6.Governing Law: Jurisdiction and Venue.  This Agreement shall be governed by and construed in accordance with the laws of the State of Texas without regard to its choice of law rules.  Any action or proceeding by either Consultant or the Company to enforce this Agreement shall be brought in any state or federal court in Tarrant County, Texas.  Consultant and the Company hereby irrevocably submit to the exclusive jurisdiction of these courts and waive the defense of inconvenient forum to the maintenance of any action or proceeding in such venue.

7.Waiver of Jury Trial.  NOTWITHSTANDING ANY OTHER PROVISION IN THIS AGREEMENT, CONSULTANT AND THE COMPANY SHALL, AND HEREBY DO, IRREVOCABLY WAIVE THE RIGHT TO TRIAL BY JURY WITH RESPECT TO ANY DISPUTE. IN ADDITION, CONSULTANT SHALL, AND HEREBY DOES, IRREVOCABLY WAIVE THE RIGHT TO PARTICIPATE IN ANY CLASS OR COLLECTIVE ACTION WITH RESPECT TO ANY DISPUTE.

8.Modification and Waiver.  This Agreement may not be modified or amended, nor may any provisions of this Agreement be waived, except by an instrument in writing signed by the Parties.  No written waiver will be deemed to be a continuing waiver unless specifically stated

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therein, and each such waiver will operate only as to the specific term or condition waived and shall not constitute a waiver of such term or condition for the future or as to any act other than that specifically waived.

9.Notices.  Any notice, request, instruction or other document to be given hereunder by any Party hereto to the other Party hereto shall be in writing and shall be given by delivery in person, by email, by overnight courier or by registered or certified mail, postage prepaid to the address set forth below or such other address as such Party may give to the other Party by notice pursuant to this Section 9.  Notice shall be deemed given on (a) the date such notice is personally delivered, (b) the date of scheduled delivery if sent by overnight courier, or (c) the date such notice is transmitted by facsimile or email and receipt electronically confirmed, if such transmission is prior to 5:00 p.m. Central time on a business day, or the next succeeding business day if such transmission is after 5:00 p.m. Central time.  If to the Company, to: Approach Resources Inc., 6500 West Freeway, Suite 800, Fort Worth, Texas 76116, attention: General Counsel, jdazey@approachresources.com, facsimile (817) 989-9001.  If to Consultant to: Qingming Yang, [***].

10.No Reliance.  In entering into this Agreement, Consultant is not relying upon any representation that is not specified in this Agreement or the Separation Agreement, including without limitation any representations concerning future employment or additional payments.

11.Miscellaneous.  This Agreement sets forth the entire agreement of the Parties relating to the subject matter of this Agreement and supersedes all prior and contemporaneous agreements, negotiations, correspondence, undertakings and communications of the Parties, oral or written, respecting such subject matter. Notwithstanding the foregoing, nothing contained herein shall affect any post-termination obligations of either Party contained in the Separation Agreement, including but not limited to the restrictive covenants described in the Separation Agreement.  In the event of a conflict between the Separation Agreement and this Agreement with respect to any post-termination obligation under the Separation Agreement, the Separation Agreement shall govern and control.  The headings and other captions in this Agreement are included solely for convenience of reference and will not control the meaning and interpretation of any provision of this Agreement.  This Agreement shall not be assignable by the Consultant without the prior written consent of the Company.  For avoidance of doubt, the Company may, without the prior approval of Consultant, assign any or all of its rights and interests hereunder to any affiliate or to a successor in interest.  This Agreement will be binding upon and inure to the benefit of Consultant, the Company and their respective successors and permitted assigns.  This Agreement may be executed in separate counterparts and may be executed by facsimile or PDF copies, each of which is deemed to be an original and all of which, taken together, constitute one and the same agreement.

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IN WITNESS WHEREOF, the Company has caused this Agreement to be executed by its duly authorized officer, and Consultant has signed this Agreement, as of the date first above written.

APPROACH RESOURCES INC.

By:

Name:

Title:

CONSULTANT

Qingming Yang

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Exhibit C

OLDER WORKERS BENEFIT PROTECTION ACT DISCLOSURE

The Older Workers Benefit Protection Act (OWBPA) requires that employers provide certain information to employees who are 40 years of age or older and asked to execute an agreement which includes a release of claims in connection with a “termination program.” The Company believes it negotiated your separation from employment with you on an individual, arms-length basis, and not as part of any “termination program.”  However, in recognition that other members of management also are being offered separation agreements in connection with a pending business reorganization, in an abundance of caution the Company will treat your separation and those of such other members of management as part of a “termination program” (the “Program”).  This Exhibit C provides you the information required under the OWBPA as if the Program was a “termination program.”

The class, unit, or group of individuals covered by the Program includes members of senior management of the Company who work at the Company’s headquarters, who have written employment agreements providing for payment of severance benefits under certain circumstances in exchange for executing a separation agreement that includes a general release of all claims, and who are separating from the Company in connection with a business reorganization of senior management being undertaken at the behest of the Company’s Board of Directors.

Employees selected for the Program have forty-five (45) days from the date of their receipt of a proposed separation agreement to participate by signing and returning the agreement.  Employees who choose to sign a separation agreement shall have seven (7) days after signing and returning it to the Company to revoke it by delivering a signed revocation notice to the Company as provided in Section 21 of the Agreement.

The following is a list of the ages and job titles of employees who were selected for the Program as well as the ages of those employees with the same job title who were not selected for the Program:

Job Title	Age	No. Selected	No. Not Selected
Chief Executive Officer	62	1	0
Chief Administrative Officer	56	1	0
Chief Operating Officer	55	1	0